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                                  SCHEDULE 14A

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[   ] Preliminary Proxy Statement       [   ] Confidential, for Use of the
[   ] Definitive Proxy Statement              Commission Only (as permitted
[   ] Definitive Additional Materials         by Rule 14a-6(e)(2))
[ X ] Soliciting Material Pursuant to
      Rule 14a-12

                               Ocean Energy, Inc.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

     Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials:

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
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     (2) Form, Schedule or Registration Statement No.:
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     (4) Date Filed:
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     Ocean Energy, Inc., a Delaware corporation, and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed merger with Devon Energy Corporation. You may read a description of the stock interests held by the directors and executive officers of Ocean in the proxy statement for Ocean's 2002 annual meeting of shareholders, which was filed with the Securities and Exchange Commission on April 9, 2002.

     James T. Hackett, Chairman of the Board, President and Chief Executive Officer of Ocean, will be named as President and Chief Operating Officer of the combined company. Mr. Hackett's employment agreement and severance agreement were amended on February 23, 2003. These amendments have the effect of suspending certain change-of-control provisions in the agreements that would otherwise be triggered by the merger and would entitle Mr. Hackett to a lump sum cash payment and other benefits.

     The merger agreement provides that, at the effective time of the merger, Ocean may designate four directors of the combined company. The directors that Ocean appoints may be current directors of Ocean. Other directors or executive officers of Ocean may become directors or executive officers of the combined company. Ocean's directors are currently:

o    James T. Hackett, Chairman of the Board
o    J. Evans Atwell
o    John B. Brock
o    Milton Carroll
o    Thomas D. Clark Jr.
o    Peter J. Fluor
o    Barry J. Galt
o    Wanda G. Henton
o    Robert L. Howard
o    Elvis L. Mason
o    Charles F. Mitchell, M.D.
o    David K. Newbigging
o    Dee S. Osborne

The merger will trigger change-of-control provisions in the Directors Compensation Plan. Upon the effective date of the merger, the directors that are not selected to serve on the board of the combined company will be entitled to a lump sum cash payment, which will generally be an amount equal to the product of the director's years of service and the highest annual cash retainer that the director was paid. In addition, restricted stock awards and options granted to the directors will vest upon the occurrence of the merger.

     The merger will also trigger change-of-control provisions in the employment agreements of some of its officers. The affected officers include:

o    Doss R. Bourgeois, Vice President - Deepwater Facilities (Gulf of Mexico)
o    Clint P. Credeur, Vice President - Reservoir Engineering (Gulf of Mexico)
o    Peggy T. d'Hemecourt, Vice President - Human Resources
o    William S. Flores Jr., Senior Vice President - Worldwide Drilling
o    Stephen T. Laperouse, Vice President - Land (Gulf of Mexico)
o James H. Painter, Senior Vice President - Gulf of Mexico and International Exploration
o    John J. Patton, Associate General Counsel and Assistant Secretary
o    Robert K. Reeves, Executive Vice President, General Counsel and Secretary
o    John D. Schiller Jr., Executive Vice President - Exploration & Production
o    William T. Transier, Executive Vice President and Chief Financial Officer
o    Frank D. Willoughby, Vice President - Financial Planning

The merger will constitute a "corporate change" for purposes of these officers' employment agreements, entitling them to full vesting of their outstanding options and similar awards. In addition, if these officers do not continue their employment with the combined company, or if they leave the combined company for specified reasons, they may be entitled to lump sum cash payments and certain other benefits, such as continuing health insurance coverage. The cash payments will generally be equal to three times the sum of the executive's salary and bonus.
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     The merger will trigger change-of-control provisions in the severance agreements of the following officers:

o    John H. Campbell Jr., Senior Vice President - North America Onshore
     Operations
o Mario M. Coll, Vice President - Operational Planning and Chief Information Officer
o Scott A. Griffiths, Senior Vice President - Exploration and International New Ventures
o Kermit E. Reynolds, Senior Vice President - Gulf of Mexico and International Operations
o    Robert L. Thompson, Vice President and Controller.

     These provisions generally provide that a covered officer will be entitled to a lump sum cash payment and certain other benefits if his employment is "involuntarily terminated," as that term is defined in the various agreements, within two years of the effective date of the merger. While the exact terms of the agreements differ, the lump sum cash payment generally provides for the payment of the product of either 2 or 2.99 and the sum of the officer's annual salary and bonus.

     Finally, the merger will cause full or partial vesting of outstanding awards under the Executive Supplemental Retirement Plan, which covers Messrs. Reeves, Schiller and Transier, if the covered officers are terminated for certain reasons relating to the merger.

     Investors may obtain additional information regarding the interests of the participants by reading the joint proxy statement/prospectus to be filed with the Securities and Exchange Commission in connection with the merger.